Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- ) pertaining to the Amended and Restated 2005 Omnibus Award Plan of Warner Music Group Corp. of our reports dated November 26, 2007, with respect to the consolidated financial statements and schedule of Warner Music Group Corp. included in its Annual Report (Form 10-K) for the year ended September 30, 2007, and the effectiveness of internal control over financial reporting of Warner Music Group Corp. filed with the Securities and Exchange Commission and incorporated by reference in the Registration Statement (Form S-8, No. 333-127899).

/s/ Ernst & Young LLP
April 25, 2008
New York, New York